Exhibit 4.9

ALBERTSON’S LLC,

NEW ALBERTSON’S, INC.

AND

U.S. BANK TRUST NATIONAL ASSOCIATION,

Trustee

SUPPLEMENTAL INDENTURE No. 2

Dated as of June 1, 2006

DEBT SECURITIES

Supplement to Indenture Dated as of May 1, 1992.

SUPPLEMENTAL INDENTURE No. 2, dated as of June 1, 2006 (this “Supplemental Indenture”), among New Albertson’s, Inc., a Delaware corporation formerly known as New Aloha Corporation (“New Albertson’s”), Albertson’s LLC, a Delaware limited liability company and formerly a Delaware corporation known as Albertson’s, Inc. (the “Company”), and U.S. BANK TRUST NATIONAL ASSOCIATION, as trustee (the “Trustee”) under the Indenture (as hereinafter referred to).

W I T N E S S E T H

WHEREAS, Albertson’s, Inc., a Delaware corporation (“Albertson’s”) and U.S. Bank Trust National Association, successor as Trustee, entered into an Indenture, dated as of May 1, 1992 (as supplemented by Supplemental Indenture No. 1, dated as of May 7, 2004, the “Indenture”) providing for the issuance from time to time of Securities in one or more series, of which Securities were issued and a portion of which are currently Outstanding;

WHEREAS, New Albertson’s has entered into that Purchase and Separation Agreement, dated as of January 22, 2006, by and among Albertson’s, New Albertson’s, SUPERVALU INC., and AB Acquisition LLC, as amended (the “Separation Agreement”);

WHEREAS, Albertson’s has filed a Certificate of Conversion with the Secretary of State of the State of Delaware, pursuant to which it has converted from a Delaware corporation into a Delaware limited liability company (the “Conversion”);

WHEREAS, as a result of the Conversion and without need for any further action, the Securities and the Indenture became the continuing obligations of the Company;

WHEREAS, pursuant to the Separation Agreement the Company shall have transferred certain of its properties and assets to New Albertson’s (such transfer, the “Separation”);

WHEREAS, as a condition to the Separation, Section 801(1) of the Indenture requires, among other things, that New Albertson’s execute and deliver an indenture supplemental to the Indenture to assume the obligations of the Company under the Indenture and the Securities;

WHEREAS, New Albertson’s and the Company desire to enter into a supplemental indenture pursuant to the terms of Sections 801(1) and 901(1) of the Indenture;

WHEREAS, New Albertson’s and the Company have requested that the Trustee execute and deliver this Supplemental Indenture pursuant to the terms of Section 901(1) of the Indenture; and.

WHEREAS, pursuant to Section 901(1) of the Indenture, New Albertson’s, the Company and the Trustee may enter into this Supplemental Indenture without the consent of any Holder;

NOW, THEREFORE, for and in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, it is hereby agreed among the Company, New Albertson’s and the Trustee, for the equal and proportionate benefit of the respective Holders from time to time of the Securities, as follows:

ARTICLE ONE

ASSUMPTION OF PAYMENT, PERFORMANCE AND OBSERVANCE

Section 1.01. New Albertson’s hereby expressly assumes the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed thereunder.

ARTICLE TWO

REPRESENTATIONS AND WARRANTIES

Section 2.01. New Albertson’s represents and warrants that it is a corporation duly organized and validly existing under the laws of the State of Delaware.

Section 2.02. Each of the Company and New Albertson’s represents and warrants that the Separation constitutes the transfer of the Company’s properties and assets substantially as an entirety to New Albertson’s.

Section 2.03. Each of the Company and New Albertson’s represents and warrants that it has all requisite power and authority to execute, deliver and perform its obligations hereunder, under the Indenture and under the Securities, and that the execution, delivery and performance by the Company and New Albertson’s of this Supplemental Indenture and the Indenture have been duly authorized by all necessary corporate or other organizational action.

Section 2.04. Each of the Company and New Albertson’s represents and warrants that immediately after giving effect to the Separation, and treating any indebtedness which becomes an obligation of the Company or a Subsidiary as a result of the Separation as having been incurred by the Company or such Subsidiary at the time of the Separation, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

Section 2.05. Each of the Company and New Albertson’s represents and warrants that the Separation shall not result in the properties or assets of the Company or of New Albertson’s becoming subject to any mortgage, pledge, lien, security interest or other encumbrance, other than mortgages, pledges, liens, security interests or other encumbrances which could be created pursuant to Section 1008 of the Indenture without equally and ratably securing the Securities.

Section 2.06. The Company represents and warrants that it has delivered to the trustee an Officers’ Certificate and Opinion of Counsel as required under Section 801(4) of the Indenture.

ARTICLE THREE

SUCCESSION AND SUBSTITUTION

Section 3.01. Upon the consummation of the Separation, Section 802 of the Indenture shall have effect to the extent set forth therein, subject to such Section.

ARTICLE FOUR

MISCELLANEOUS

Section 4.01. Capitalized terms used in this Supplemental Indenture that have not otherwise been defined herein shall have the meanings assigned thereto in the Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 4.02. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 4.03. This Supplemental Indenture is supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 4.04. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939 (the “TIA”) that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, such provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 4.05. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and this Supplemental Indenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 4.06. Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

Section 4.07. All agreements of New Albertson’s in this Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

Section 4.08. Any request, demand, notice or other communication to New Albertson’s in connection with the Indenture, as supplemented, shall be sufficient for every purpose hereunder if in writing and mailed, first class postage paid, to New Albertson’s addressed as follows:

New Albertson’s, Inc.

c/o SUPERVALU INC.

11840 Valley View Road

Eden Prairie, MN 55344

Attention: Treasurer

or to any other address hereafter furnished in writing to the Trustee by New Albertson’s for such purpose.

Section 4.09. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument.

Section 4.10. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 4.11. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 4.12. The recitals and statements herein contained are made by the Company and New Albertson’s and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

ALBERTSON’S LLC

By	/s/ Paul G. Rowan
Name:	Paul G. Rowan
Title:	Vice President

NEW ALBERTSON’S, INC.

By	/s/ Paul G. Rowan
Name:	Paul G. Rowan
Title:	Group Vice President

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee

By	/s/ Patrick J. Crowley
Name:	Patrick J. Crowley
Title:	Vice President